Exhibit 99.1
Commercial Barge Line Company Prices Issue of $200 Million of New Debt
JEFFERSONVILLE, Ind., July 1, 2009/PRNewswire-FirstCall/ — Commercial Barge Line Company (“CBLC”), a direct wholly owned subsidiary of American Commercial Lines Inc. (Nasdaq: ACLI) (“ACL”), announced today the pricing of an issuance of $200 million aggregate principal amount of 12 1/2% senior secured second lien notes due July 15, 2017 (the “Notes”). The Notes will be guaranteed by ACL and by certain of CBLC’s existing and future domestic subsidiaries. The Notes are expected to be issued on July 7, 2009, simultaneously with the closing of the new four year $350 million senior secured first lien asset-based revolving credit facility (the “Credit Facility”) by CBLC, ACL and certain other direct wholly owned subsidiaries of CBLC. The issue price is 95.181% of the principal amount of the Notes. Proceeds from the offering, together with borrowings under the Credit Facility, will be used to repay ACL’s existing credit facility, to pay certain related transaction costs and expenses and for general corporate purposes.
The offering will be made in accordance with Rule 144A under the Securities Act of 1933, as amended, to purchasers in the United States and in accordance with Regulation S under the Securities Act to purchasers outside of the United States. The offering of the Notes has not been registered under the Securities Act, and the Notes may not be offered or sold absent registration or an applicable exemption from registration. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the Notes.
American Commercial Lines Inc., headquartered in Jeffersonville, Indiana, is an integrated marine transportation and service company operating in the United States Jones Act trades, with approximately $1.2 billion in revenues and approximately 3,400 employees as of December 31, 2008. For more information about American Commercial Lines Inc. visit www.aclines.com.
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